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CERTIFICATE OF INCORPORATION

ON CHANGE OF NAME

Company No. 4070987

The Registrar of Companies for England and Wales hereby certifies that

FASTMAX LIMITED

having by special resolution changed its name, is now incorporated under the name of

FUSION INSURANCE SERVICES LIMITED

Given at Companies House, London, the 6th October 2000

C040709875

L. CONNELLY

For The Registrar Of Companies

COMPANIES HOUSE

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CERTIFICATE OF INCORPORATION
OF A PRIVATE LIMITED COMPANY

Company No. 4070987

The Registrar of Companies for England and Wales hereby certifies that

FASTMAX LIMITED

is this day incorporated under the Companies Act 1985 as a private company and that the company is limited.

Given at Companies House, Cardiff, the 13th September 2000

N04070987M

REGISTRAR OF COMPANIES FOR ENGLAND AND WALES

THE OFFICIAL SEAL OF THE REGISTRAR OF COMPANIES

COMPANIES HOUSE

HC007B